Exhibit 99.1

FOR IMMEDIATE RELEASE:

Mastech Holdings, Inc. Reports First Quarter 2016 Results

PITTSBURGH, PA – April 27, 2016 - Mastech Holdings, Inc. (NYSE MKT: MHH), a national provider of Information Technology staffing services, announced today its financial results for the first quarter ended March 31, 2016.

First Quarter 2016 Highlights:

•	Revenues totaled $31.7 million compared to $27.1 million in the 2015 first quarter – an increase of 17% year over year;

•	Gross profit margins increased to 19.3% from 17.3% in the first quarter of 2015;

•	GAAP diluted earnings per share were $0.00 versus $0.04 in the 2015 first quarter;

•	Non-GAAP diluted earnings per share were $0.16 versus $0.11 in the 2015 first quarter – an increase of 45% year over year; and

•	Consultants-on-Billing increased modestly, after two quarters of sequential declines.

First Quarter Results:

Revenues for the first quarter of 2016 totaled $31.7 million compared to $27.1 million during the corresponding quarter last year. This increase in revenues reflected our Hudson IT acquisition that occurred on June 15, 2015. Gross profit in the first quarter of 2016 was $6.1 million compared to $4.7 million in the first quarter of 2015. GAAP net income for the first quarter of 2016 totaled $11,000 or $0.00 per diluted share, compared to $195,000 or $0.04 per diluted share during the same period last year. Non-GAAP net income for the first quarter of 2016 was $692,000 or $0.16 per diluted share, compared to $477,000 or $0.11 per diluted share in the first quarter of 2015.

Demand for the Company’s staffing services was solid in the first quarter of 2016, as new assignments improved by 21% over the fourth quarter of 2015. During the first quarter of 2016, our consultants-on-billing headcount increased by approximately one-percent to 854 consultants.

Commenting on the Company’s first quarter 2016 performance, Vivek Gupta, Mastech’s Chief Executive Officer, stated, “While it’s encouraging to see an expansion in our consultant-base during the first quarter of 2016 after several quarters of decline, we will work to strengthen our organization by seeking to add talent in all facets of our business. Additionally, we will continue to assess cost savings opportunities in areas where we are not achieving the desired paybacks. I’m confident that we can return the Company to a growth trajectory, without materially altering our “industry advantaged” operating cost structure.”

Jack Cronin, Mastech’s Chief Financial Officer, stated, “Our financial position at March 31, 2016 remains strong with $14.6 million of outstanding debt, net of cash balances on hand, and access to $9.1 million of borrowing capacity. Outstanding debt increased during the quarter and reflected higher operating working capital levels to support our business.”

In conjunction with its first quarter earnings release, Mastech will host a conference call at 9:00 A. M. ET on April 27, 2016 to discuss these results and to answer questions. A live webcast of this conference call will be available on the Company’s website, www.mastech.com. Simply click on the Investor Relations section and follow the links to the live webcast. The webcast will remain available for replay through May 4, 2016.

About Mastech Holdings, Inc.:

Leveraging the power of 30 years of IT experience, Mastech (NYSE MKT: MHH) provides Information Technology Staffing services in the disciplines which drive today’s business operations. More information about Mastech can be found at Mastech’s website: www.mastech.com.

Use of non-GAAP Measures:

This press release contains non-GAAP financial measures to supplement our financial results presented on a GAAP basis. The presentation of these financial measures is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. Reconciliations of these non-GAAP measures to their comparable GAAP measures are included in the attached financial tables.

We believe that providing non-GAAP net income and non-GAAP diluted earnings per share offers investors useful supplemental information about the financial performance of our business, enables comparison of financial results between periods where certain items may vary independent of business performance, and allows for greater transparency with respect to key metrics used by management in operating our business. Additionally, management uses these non-GAAP financial measures in evaluating the Company’s performance.

Specifically, the non-GAAP financial measures contained herein exclude the following expense items, net of income tax benefits computed at our effective income tax rate for the periods presented:

Amortization of acquired intangible assets: We amortize intangible assets acquired in connection with our June 2015 acquisition of Hudson IT. We exclude these amortization expenses in our non-GAAP financial measures because we believe it allows investors to make more meaningful comparisons between our operating results and those of other companies within our industry and facilitates a helpful comparison of our results with other periods.

Acquisition related transaction expenses: We incurred significant expenses in connection with our acquisition of Hudson IT which we would not have otherwise incurred in the periods presented as part of our continuing operations. These transaction expenses consisted of investment banking fees, legal expenses, audit charges related to our acquired companies and various advisor costs. We believe that providing non-GAAP financial measures that exclude these expenses allows investors to make more meaningful comparisons between our operating results and those of other companies within our industry and facilitates a helpful comparison of our results with other periods.

Stock-based compensation expenses: We incur material recurring expenses related to non-cash, stock-based compensation. We exclude these expenses in our non-GAAP financial measures because we believe that it provides investors with meaningful supplemental information regarding operational performance. In particular, because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use under ASC 718, we believe that providing non-GAAP financial measures that exclude these expenses allows investors to make more meaningful comparisons between our operating results and those of other companies within our industry and facilitates comparison of our results with other periods.

Severance charges: From time to time, we incur severance expense related to the termination by the Company of leadership personnel. While it is probable that these expenses will occur in the future, we believe that providing non-GAAP financial measures that exclude these expenses are useful for investors to understand the effects of these items on our total operating expenses and facilitate comparison of our results with other periods.

Forward-Looking Statements:

Certain statements contained in this release are forward-looking statements based on management’s expectations, estimates, projections and assumptions. Words such as “expects,” “anticipates,” “plans,” “believes,” “scheduled,” “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements, which include but are not limited to projections of revenues, earnings, and cash flow. These statements are based on information currently available to the Company and it assumes no obligation to update the forward-looking statements as circumstances change. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors, including, without limitation, the level of market demand for its services, the highly competitive market for the types of services offered by the Company, the impact of competitive factors on profit margins, market conditions that could cause the Company’s customers to reduce their spending for its services, and the Company’s ability to create, acquire and build new lines of business, to attract and retain qualified personnel, to reduce costs and conserve cash, and other risks that are described in more detail in the Company’s filings with the Securities and Exchange Commission including its Annual Report on Form 10-K for the year ended December 31, 2015.

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For more information, contact:

Donna Kijowski

Manager, Investor Relations

Mastech Holdings, Inc.

888.330.5497

MASTECH HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

(Unaudited)

	March 31, 2016	December 31, 2015

ASSETS
Current assets:
Cash and cash equivalents	$830	$848
Accounts receivable, net	20,860	19,190
Prepaid and other current assets	737	587
Deferred income taxes	466	217

Total current assets	22,893	20,842

Equipment, enterprise software and leasehold improvements, net	604	656

Deferred income taxes	118	92

Deferred financing costs, net	87	97

Non-current deposits	237	237

Goodwill	8,427	8,427

Intangible assets, net	7,923	8,126

Total assets	$40,289	$38,477

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$1,800	$1,800
Accounts payable	2,373	2,213
Accrued payroll and related costs	5,282	5,965
Deferred revenue and other liabilities	1,330	1,958

Total current liabilities	10,785	11,936

Long-term liabilities:
Long-term debt, less current portion	13,593	10,738

Total liabilities	24,378	22,674

Shareholders’ equity:
Common stock, par value $0.01 per share	52	52
Additional paid-in capital	13,229	13,114
Retained earnings	6,788	6,777
Accumulated other comprehensive (loss)	(37)	(19)
Treasury stock, at cost	(4,121)	(4,121)

Total shareholders’ equity	15,911	15,803

Total liabilities and shareholders’ equity	$40,289	$38,477

MASTECH HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months ended March 31,
	2016	2015

Revenues	$31,714	$27,060

Cost of revenues	25,601	22,373

Gross profit	6,113	4,687

Selling, general and administrative expenses	5,978	4,359

Income from operations	135	328

Other income/(expense), net	(118)	(17)

Income before income taxes	17	311

Income tax expense	6	116

Net income	$11	$195

Earnings per share:

Basic	$0.00	$0.05

Diluted	$0.00	$0.04

Weighted average common shares outstanding:

Basic	4,353	4,328

Diluted	4,450	4,441

MASTECH HOLDINGS, INC.

RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months ended March 31,
	2016	2015

GAAP Net Income	$11	$195

Adjustments:
Acquisition transaction costs	—	50
Amortization of acquired intangible assets	203	—
Stock-based compensation	115	95
Severance expenses	780	305
Income taxes adjustments	(417)	(168)

Non-GAAP Net Income	$692	$477

GAAP Diluted Earnings Per Share	$0.00	$0.04

Non-GAAP Diluted Earnings Per Share	$0.16	$0.11

Weighted average common shares outstanding:

GAAP Diluted Shares	4,450	4,441

Non GAAP Diluted Shares	4,450	4,441